Exhibit 99.1

Gulf Island Fabrication, Inc. Awarded Contracts on Three New Projects

HOUMA, La.--(BUSINESS WIRE)--June 28, 2011--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) announced today, that through its subsidiary Gulf Island, LLC, it has signed contracts for the fabrication of three new projects totaling $125 million and approximately 1.2 million man-hours which will be included in the Company’s consolidated backlog when the Company announces its earnings results for the second quarter ended June 30, 2011. The three contracts are for:

  A 320 feet long by 160 feet wide dry dock awarded by the Terrebonne Port Commission for the LaShip project.
  A 6,200 ton Process Module for ATP Oil & Gas Corporation’s Cheviot project managed through Bluewater Industries.
  A 7,000 ton topsides for Williams Partners’ proprietary floating-production system, Gulfstar FPS™.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms “TLPs,” “SPARs, FPSOs, MinDOCs,” piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, brown water towboats, lift boats, tanks, barges and other marine vessels. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, dry dock and marine repair services, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs , SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, 985-872-2100
Chief Executive Officer
or
Robin A. Seibert, 985-872-2100
Chief Financial Officer